Exhibit 99.1

Brookline Capital Acquisition Corp. Confirms Receipt of Sponsor Funds to Extend Period of Time to Consummate Business Combination and for Additional Working Capital

New York, NY – May 2, 2022 – Brookline Capital Acquisition Corp. (“BCAC”) (Nasdaq: BCAC), a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, today announced that Brookline Capital Holdings, LLC, BCAC’s Sponsor, has deposited into the BCAC trust account (the “Trust Account”) an aggregate of $167,032.54, representing $0.033 per public share, and an additional $424,770.00 into BCAC’s account for purposes of providing BCAC with additional working capital. In consideration for the deposits, BCAC has issued to our Sponsor separate, unsecured interest free promissory notes for the respective principal amounts of each deposit, with the note issued for additional working capital being convertible, at the sole election of our Sponsor, into units of BCAC. The notes require repayment in connection with the closing of BCAC’s previously announced business combination, except that the note for the working capital may be converted into units of BCAC. As a result of the deposit into the Trust Account, the period of time that BCAC has to complete the previously announced proposed transaction with Apexigen, Inc. (“Apexigen”) has been extended by a month to June 2, 2022 (and may be extended thereafter on a monthly basis for up to six months to November 2, 2022 upon payment of a monthly fee equal to $0.033 for each public share not redeemed).

About BCAC

BCAC is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase reorganization or similar business combination with one or more businesses or entities. While BCAC’s efforts to identify a target business may span many industries, the focus of BCAC’s search is for prospects within the life sciences industry. Founded in 2020 by Brookline Capital Markets, a division of Arcadia Securities, LLC, a boutique investment bank with experience providing capital markets and advisory services to public and private life sciences companies, blank check companies (working with management teams during the IPO process, and later in the course of their initial business combinations) and other emerging growth enterprises, is led by an affiliated team of life sciences industry experts. For more information, visit www.brooklinecap.com.

About Apexigen, Inc.

Apexigen, a clinical-stage company focused on developing innovative antibody-based therapeutics for the treatment of cancer with a focus on immuno-oncology, announced on March 18, 2022, that it had entered into a business combination agreement with BCAC, pursuant to which Apexigen and BCAC would combine, with the former equityholders of both entities holding equity in the combined public company listed on the Nasdaq Stock Exchange. Apexigen has built a diversified pipeline of wholly owned and partnered assets leveraging its proprietary APXiMAB™ antibody discovery platform. The company’s lead asset, sotigalimab, is a potentially best-in-class and first-in-class CD40 agonist with unique epitope specificity and Fc receptor engagement for optimal therapeutic effect.

Additional Information and Where to Find It

In connection with the proposed business combination, BCAC filed a registration statement on Form S-4 (the “Registration Statement”) containing a preliminary proxy statement and preliminary prospectus of BCAC, and after the Registration Statement is declared effective, BCAC will mail a definitive proxy statement/prospectus relating to the proposed business combination to its stockholders. BCAC’s and Apexigen’s stockholders and other interested persons are advised to read the Registration Statement, including any amendments thereto and other documents filed in connection with BCAC’s solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because those materials contain important information about Apexigen, BCAC and the proposed business combination, When available, the definitive proxy statement/prospectus and other relevant materials will be mailed to BCAC stockholders as of a record date to be established for voting on the proposed business combination.

Stockholders may obtain a copy of the preliminary or definitive proxy statement/prospectus, once available, as well as other documents filed with the SEC by BCAC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Patrick Sturgeon, Chief Financial Officer, Brookline Capital Acquisition Corp., 280 Park Avenue, Suite 43W, New York, New York 10017, or by telephone at (646) 603-6716, or by contacting Morrow Sodali LLC, BCAC’s proxy solicitor, toll-free at (800) 662-5200.

Participants in the Solicitation

Apexigen, BCAC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitations of proxies from BCAC stockholders in respect of the proposed business combination. Information regarding BCAC’s directors and executive officers is available in its final prospectus filed with the SEC under Rule 424(b)(4) on January 29, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests is contained in the proxy statement/prospectus related to the proposed business combination, which was filed on a Form S-4 (File No. 333-264222) on April 11, 2022, and which can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the business combination. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Brookline Capital Acquisition Corp. Contact:

Samuel P. Wertheimer

Chief Executive Officer and Chairman

Brookline Capital Acquisition Corp.

+1-646-603-6716

bcac@brooklinecapmkts.com